EXHIBIT 23.0

Consent of Independent Registered Public Accounting Firm

The Board of Directors

New York Community Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-241023, 333-218358, 333-182334, 333-146512, 333-135279, 333-130908, 333-110361, 333-105901, 333-89826, 333-66366, 333-51998, and 333-32881) on Form S-8, the registration statements (Nos. 333-188181, 333-188178, 333-129338, 333-105350, 333-100767, 333-86682, 333-150442, 333-152147, 333-166080, 333-210919, 333-210917, 333-230835 and 333-230836) on Form S-3, the registration statement (No. 333-257045) on Form S-4 and the registration statement (No. 333-255259) on Form S-1 of New York Community Bancorp, Inc. of our reports dated February 25, 2022, with respect to the consolidated statements of condition of New York Community Bancorp, Inc. as of December 31, 2021 and 2020, the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2021, which reports appears in the December 31, 2021 annual report on Form 10 K of New York Community Bancorp, Inc.

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments – Credit Losses.

New York, New York
February 25, 2022